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Exhibit 3.1

                    CERTIFICATE OF AMENDMENT
                               OF
                  CERTIFICATE OF INCORPORATION
                               OF
                   SA TELECOMMUNICATIONS, INC.
                      ____________________

                 Pursuant to Section 242 of the
                 General Corporation Law of the
                        State of Delaware
                      ____________________


     SA TELECOMMUNICATIONS, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General
Corporation Law of the State of Delaware (the "DGCL"),

     DOES HEREBY CERTIFY:

     FIRST: On March 5, 1996, the Board of Directors of the Corporation adopted resolutions which, among other things, set forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment advisable and submitting it to the stockholders of the Company for their consideration. The resolution setting forth the proposed amendment is as follows:

          RESOLVED, that it is advisable that the Certificate of Incorporation of the Corporation be amended by striking Article 4 thereof and replacing therefor, in its entirety, the following:

               "4.  The aggregate number of shares of
          all classes of capital stock which the
          Corporation shall have authority to issue is Sixty Five Million (65,000,000) of which Fifty
          Million (50,000,000) shares are common stock, having a par value of $0.0001 per share (the
          "Common Stock"), and Fifteen Million
          (15,000,000) shares are preferred stock, having a par value of $0.00001 per share (the
          "Preferred Stock").

               The Board of Directors is hereby
          expressly vested with the authority to adopt a resolution or resolutions providing for the issue of authorized but unissued shares of Preferred Stock and to divide the Preferred
          Stock into such series as the Board of
          Directors designates and to fix and determine the relative rights and preferences of the shares of any preferred series established to the full extent permitted by the laws of the State of Delaware and this Certificate of Incorporation in respect to, among other things, (a) the number of shares to constitute a series and the distinctive designation thereof, (b) the rate and preference of dividends, if any, the time of payment of dividends, whether dividends are cumulative and the date from which any dividends begin accruing,

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          (c) whether shares may be redeemed and, if so,
          the redemption price and the terms and
          conditions of redemption, (d) the liquidation preferences payable in the event of involuntary or voluntary liquidation, (e) sinking fund or other provisions, if any, for the redemption or purchase of shares, (f) the terms and conditions upon which shares may be converted, if convertible, and (g) voting rights, if any."

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, the 1996 Annual Meeting of the Stockholders of said Corporation was duly called and held on May 31, 1996, upon notice in accordance with Section 222 of the DGCL at which meeting the necessary number of shares required by statute were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

     IN WITNESS WHEREOF, said SA TELECOMMUNICATIONS, INC. has caused this Certificate to be signed by its President and its Secretary this 28th day of June, 1996.



                              By:  /s/ Jack W. Matz, Jr.
                                   ----------------------------
                                   Jack W. Matz, Jr.
                                   Chairman and Chief Executive
                                   Officer



ATTEST:   /s/ Lynn H. Johnson
          -------------------
          Lynn H. Johnson
          Secretary